The Ensign Group Reports Second Quarter 2021 Results

Conference Call and Webcast scheduled for tomorrow, July 29, 2021 at 10:00 am PT
SAN JUAN CAPISTRANO, California – July 28, 2021 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced record operating results for the second quarter of 2021, reporting GAAP diluted earnings per share of $0.87 for the quarter ended June 30, 2021. Ensign also reported a record adjusted earnings per share of $0.89 for the quarter(1).

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $0.87, representing an increase of 19.2% over the prior year quarter. Adjusted diluted earnings per share for the quarter was $0.89, an increase of 14.1%(1) over the prior year quarter.

▪Consolidated GAAP revenues and adjusted revenues(1) for the quarter were both $638.5 million, an increase of 9.2% and 9.3% over the prior year quarter, respectively.

▪Total skilled services(2) segment income increased to $90.0 million or 15.0% compared to prior year quarter.

▪Real estate(2) segment income was $8.9 million for the quarter, an increase of 14.1% from prior year quarter and FFO was $13.7 million for the quarter, an increase of 10.5% over the prior year quarter.

▪Same store and transitioning skilled revenue improved by 4.2% and 7.4%, respectively, over the prior year quarter with an increase in skilled mix days of 1.4% and 2.9%, respectively.

▪Same store and transitioning occupancy increased by 1.7% and 1.5%, respectively, both sequentially over the first quarter.

▪Same store and transitioning managed care revenue improved by 36.3% and 28.6%, respectively; with managed care census increasing by 33.9% and 27.9%, respectively, over the prior year quarter.

▪GAAP net income was $49.4 million for the quarter, an increase of 22.8% from prior year quarter. Adjusted net income was $50.9 million for the quarter, an increase of 18.0%(1) over the prior year quarter.

(1) See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2) Our Skilled Services and Real Estate Segments are defined and outlined in Note 7 on Form 10-Q.

Operating Results

“We are very happy to report another record quarter. As the healthcare system continued its march toward normalcy, we continued to see patient flows trending towards traditional patterns and the momentum we saw in occupancies during the first quarter continued into the second. In fact, from the low point of our pandemic period census, which we hit in December of 2020, our same store and transitioning operations have already improved census by 51.6%. We were particularly pleased that we achieved sequential growth in occupancies from the first to the second quarter, which is especially impressive given we always expect a seasonal decrease in occupancies in the summer months,” said Barry Port, Ensign’s Chief Executive Officer. “The solid results were achieved by our locally-empowered leadership teams who worked tirelessly to remain an integral part of the healthcare continuum during the pandemic. We are pleased to see that those efforts are being rewarded by their hospital and managed care partners, who have and continue to entrust our operations with the care of their patients. While we are excited about our accomplishments this quarter, we know we can do so much better in many ways and are excited about the enormous potential within our portfolio as we return to and exceed pre-COVID levels,” he added.

The Company noted that the strong results in the quarter came from continued improvements in census and managed care skilled mix across the portfolio, improved operational expense management, improved cash collections and the continuation of sequestration suspension and state-supported funding. Port noted that the Company saw continued sequential improvement in occupancy over the first quarter, with same store and transitioning occupancy both improving by 170 and 150 basis points, respectively. He also indicated that managed care census for the same store and transitioning portfolios increased by 33.9% and 27.9% from the prior year quarter, respectively.

“As the pent-up demand for healthcare services in our markets has continued to increase, our managed care skilled mix days and managed care average daily census improved again for an impressive fourth consecutive quarter. Also, our combined same store and transitioning managed care revenues for the quarter were up sequentially for the fourth quarter in a row. At the same time, our skilled mix has remained higher than pre-COVID levels, with a combined same store and transitioning skilled mix of 31.5% during the second quarter as compared to the first quarter of 2020, which was 29.3%. We are also very encouraged to see that some of our most mature markets, like most of Arizona and Colorado, have already returned to pre-COVID occupancy levels. We expect the positive trend in occupancy to continue throughout the year, subject to some seasonality, as volumes in higher acute settings and managed care utilizations continue to increase,” Port said.

Management raised the Company’s 2021 annual earnings guidance to $3.55 and $3.67 per diluted share, up from the previous guidance of $3.54 to $3.66 per diluted share, and affirmed its previous annual revenue guidance of $2.62 billion to $2.69 billion. The new midpoint of this 2021 earnings guidance represents an increase of 15.3% from the Company’s 2020 results and 102.8% higher than our 2019 results. Port noted that management is confident in this guidance due to the strong results during the first and second quarters and continued positive trends in occupancies. “While we are keenly aware of the potential resurgence of COVID in some of our markets, we remain confident that our local operators and their clinically-focused teams will rise to the challenge. If the new variant of the COVID virus persists, we have the ability to rely on the many, many lessons learned during the pandemic, including infection control procedures and treatment protocols. At the same time, we also have significantly more tools at our disposal than we did when the pandemic first arrived on the scene, including access to the vaccine and many forms of testing. In addition, we are grateful that the Federal Government has extended the State of Emergency to October 18, 2021, which keeps in place many of the regulatory and other forms of assistance helpful to patient care. When we consider the current health of our organization combined with our culture and proven local leadership strategy, we are confident that we are well-positioned to not only rebound to our pre-COVID path but to accelerate our growth,” Port added.

Chief Financial Officer, Suzanne Snapper emphasized that the results for the quarter do not include any benefit related to CARES Act Provider Relief Funds. The Company continued to return all of the provider relief funds it received from the Government, which to date totaled $153.2 million.

Ms. Snapper also reported that the company’s liquidity remains strong with approximately $198.4 million of cash on hand and $342.4 million of available capacity under its line-of-credit facility, which also has a built-in expansion option, both as of June 30, 2021. She also noted that the Company has 95 owned assets, 75 of which are unlevered and add additional liquidity.

Management’s guidance is based on diluted weighted average common shares outstanding of approximately 57.8 million and a 25% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs, normal anticipated Medicare and Medicaid reimbursement rate increases, net of provider taxes, and recovery of the COVID-19 pandemic. It also excludes acquisition-related costs and amortization costs related to intangible assets acquired, and share-based compensation.

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR, adjusted EBITDA, FFO for our real estate segment as well as a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 which is expected to be filed with the SEC today and can be viewed on the company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

The Company’s affiliates ramped up its growth efforts in some of its most mature markets during the quarter. “We are thrilled about the fact that we have been able to add 17 operations to our organization since the pandemic began last year. When it would have been easy to hunker down and wait out the storm, we have maintained our disciplined march to responsible growth. Given our first priority is always to make sure our existing operations are strong, we have been extra diligent to ensure that each new addition had the full support of a healthy market, a proven leadership plan and a clear pathway to strong clinical and financial performance. Each of these new additions have been carefully selected and were acquired at attractive prices and terms. We are very excited to watch these operations become solid contributors to their clusters as they follow proven Ensign principles,” Chad Keetch, Ensign’s Chief Investment Officer, said.

The acquisitions during the quarter and since include the following skilled nursing operations:

▪Boulder Canyon Health and Rehabilitation, a 140-bed skilled nursing facility located in Boulder, Colorado;

▪Berthoud Care and Rehabilitation, a 76-bed skilled nursing facility located in Berthoud, Colorado;

▪South Valley Post Acute Rehabilitation, a 106-bed skilled nursing facility located in Denver, Colorado;

▪Windsor Rehabilitation and Healthcare, a 108-bed skilled nursing facility located in Terrell, Texas;

▪Mira Vista Care Center, a 94-bed skilled nursing facility located in Mount Vernon, Washington;

▪Shoreline Health and Rehabilitation, a 114-bed skilled nursing facility located in Shoreline, Washington;

▪The Oaks at Lakewood, a 80-bed skilled nursing facility located in Lakewood, Washington; and

▪The Oaks at Timberline, a 98-bed skilled nursing facility located in Vancouver, Washington.

These additions bring Ensign's growing portfolio to 240 healthcare operations, 22 of which also include senior living operations, across thirteen states. Ensign now owns 95 real estate assets, 65 of which it operates. Keetch also noted that the pipeline for Ensign’s typical turnaround opportunities remains strong. “We have a handful of deals that we expect to close yet this year and also expect some additional opportunities to come our way this fall. We have a lot of capacity to grow, including from a leadership and a capital perspective, but will always make sure we stay true to our principles of disciplined growth,” he added.

Turning to the Company’s real estate portfolio, Keetch added, “We have made significant progress in our effort to create a structure that will allow us to better demonstrate the growing value in our owned real estate and allows us to retain the ownership in our real estate. Since our last call our engaged advisors have helped us begin to prepare a structure inside of Ensign that highlights that value while not losing sight of our purpose-driven mission. We envision a structure that not only creates better visibility into the demonstrable value of our real estate, but also will provide us with an efficient vehicle for future acquisitions of properties that could be operated by Ensign affiliates or other third parties, which we believe will give us a new pathway to growth with transactions we would not have considered in the past. And even though we do not anticipate doing a public spin-off, one of our priorities in designing this entity is to create a structure that will preserve the optionality to access private and public markets in the future. We are very excited about the new opportunities embedded in this chapter of our growth story and expect to make a more detailed announcement regarding our real estate strategy next quarter,” Keetch said.

The Company continues to provide additional disclosure on our new real estate segment, which is comprised of properties owned by us and leased to affiliated skilled nursing and senior living operations and 31 senior living operations that are leased to The Pennant Group, Inc. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $16.0 million for the quarter, of which $12.1 million was derived from Ensign affiliated operations. Also, for the second quarter of 2021 Ensign reported $13.7 million in FFO, which represents an increase of 10.5% over the prior year quarter of $12.4 million.

Also, during the quarter, the company paid a quarterly cash dividend of $0.0525 per share of Ensign common stock. Keetch noted that the company’s liquidity remains strong and that the Company plans to continue its track record of paying dividends into the future.

Conference Call

A live webcast will be held Thursday, July 29, 2021 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s second quarter financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, September 3, 2021.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 240 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, non-emergency transportation services and other consulting services also across several states. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations for 2021 continue to be impacted by the COVID-19 pandemic. Because of the unprecedented nature of the pandemic, we are unable to predict the full extent and duration of the financial impact of COVID-19 on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.
SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2021	2020	2021	2020

Revenue:
Service revenue	$634,609	$581,079	$1,257,885	$1,167,030
Rental revenue	3,927	3,620	7,904	7,282
Total revenue	$638,536	$584,699	$1,265,789	$1,174,312
Expense:
Cost of services	488,524	451,749	970,710	906,270
Rent—cost of services	34,455	32,484	67,911	64,814
General and administrative expense	36,908	31,427	71,181	63,676
Depreciation and amortization	13,795	13,605	27,454	27,325
Total expenses	573,682	529,265	1,137,256	1,062,085
Income from operations	64,854	55,434	128,533	112,227
Other income (expense):
Interest expense	(1,634)	(2,293)	(3,275)	(5,958)
Interest and other income	1,121	1,082	1,869	1,780
Other expense, net	(513)	(1,211)	(1,406)	(4,178)
Income before provision for income taxes	64,341	54,223	127,127	108,049
Provision for income taxes	13,758	13,535	26,707	26,159
Net income	50,583	40,688	100,420	81,890
Less: net income attributable to noncontrolling interests	1,158	440	1,789	793
Net income attributable to The Ensign Group, Inc.	$49,425	$40,248	$98,631	$81,097

Net income per share attributable to The Ensign Group, Inc.:
Basic	$0.91	$0.76	$1.82	$1.52
Diluted	$0.87	$0.73	$1.73	$1.46
Weighted average common shares outstanding:
Basic	54,468	53,094	54,331	53,285
Diluted	56,997	55,181	56,945	55,489

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$198,411	$236,562
Accounts receivable—less allowance for doubtful accounts of $10,602 and $8,718 at June 30, 2021 and December 31, 2020, respectively	313,663	305,062
Investments—current	10,573	13,449
Prepaid income taxes	8,814	1,224
Prepaid expenses and other current assets	35,643	26,659
Total current assets	567,104	582,956
Property and equipment, net	788,601	778,244
Right-of-use assets	1,112,694	1,025,510
Insurance subsidiary deposits and investments	38,288	32,105
Escrow deposits	100	100
Deferred tax assets	32,396	32,424
Restricted and other assets	42,496	33,155
Intangible assets, net	2,784	2,899
Goodwill	60,469	54,469
Other indefinite-lived intangibles	3,621	3,716
Total assets	$2,648,553	$2,545,578
Liabilities and equity
Current liabilities:
Accounts payable	$58,700	$50,901
Accrued wages and related liabilities	225,455	236,614
Lease liabilities—current	51,807	48,187
Accrued self-insurance liabilities—current	36,222	34,396
Advance payment liabilities	—	102,023
Other accrued liabilities	85,793	87,318
Current maturities of long-term debt	3,009	2,960
Total current liabilities	460,986	562,399
Long-term debt—less current maturities	111,287	112,544
Long-term lease liabilities—less current portion	1,034,517	950,320
Accrued self-insurance liabilities—less current portion	66,556	62,402
Other long-term liabilities	46,564	39,686
Total equity	928,643	818,227
Total liabilities and equity	$2,648,553	$2,545,578

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Six Months Ended June 30,
	2021	2020

	(In thousands)
Net cash provided by/(used in):
Operating activities	$108,397	$174,138
Investing activities	(40,862)	(28,326)
Financing activities	(105,686)	(3,249)
Net (decrease)/increase in cash and cash equivalents	(38,151)	142,563
Cash and cash equivalents beginning of period	236,562	59,175
Cash and cash equivalents at end of period	$198,411	$201,738

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$49,425	$40,248	$98,631	$81,097
Non-GAAP adjustments
Stock-based compensation expense(a)	4,633	3,528	8,687	6,763
Results related to operations not at full capacity(b)	—	277	657	693
Acquisition related costs(c)	152	34	188	83
Depreciation and amortization - patient base(d)	15	20	27	233
General and administrative -costs incurred related to real estate due diligence	171	—	171	—
General and administrative - costs incurred related to new systems implementation	76	—	76	—
Cost of services - gain on sale of assets	—	—	(540)	—
Provision for income taxes on Non-GAAP adjustments(e)	(3,589)	(986)	(7,390)	(2,795)
Non-GAAP income	$50,883	$43,121	$100,507	$86,074

Average number of diluted shares outstanding	56,997	55,181	56,945	55,489

Diluted Earnings Per Share
Net income	$0.87	$0.73	$1.73	$1.46

Adjusted Diluted Earnings Per Share
Net Income	$0.89	$0.78	$1.76	$1.55

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of services	$2,871	$2,326	$5,371	$4,437
General and administrative	1,762	1,202	3,316	2,326
Total Non-GAAP adjustment	$4,633	$3,528	$8,687	$6,763

(b) Represents results to operations not at full capacity
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$—	$(535)	$(456)	$(1,264)
Cost of services	—	732	1,040	1,803
Rent	—	25	38	47
Depreciation and amortization	—	55	35	107
Total Non-GAAP adjustment	$—	$277	$657	$693

(c) Represents costs incurred to acquire an operation which are not capitalizable.
(d) Included in depreciation and amortization are expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(e) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0% for the three and six months ended June 30, 2021 and 2020.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated Statements of Income Data:
Net income attributable to The Ensign Group, Inc.	$50,583	$40,688	$100,420	$81,890
Less: net income attributable to noncontrolling interests	1,158	440	1,789	793
Add: Interest expense, net	513	1,211	1,406	4,178
Provision for income taxes	13,758	13,535	26,707	26,159
Depreciation and amortization	13,795	13,605	27,454	27,325
EBITDA	$77,491	$68,599	$154,198	$138,759
Adjustments to EBITDA:
Stock-based compensation expense	4,633	3,528	8,687	6,763
Results related to operations not at full capacity(a)	—	197	584	539
Gain on sale on assets	—	—	(540)	—
Costs incurred related to real estate due diligence	171	—	171	—
Acquisition related costs(b)	152	34	188	83
Costs incurred related to new systems implementation	76	—	76	—
Rent related to items above	—	25	38	47
Adjusted EBITDA	$82,523	$72,383	$163,402	$146,191
Rent—cost of services	34,455	32,484	67,911	64,814
Less: rent related to items above	—	(25)	(38)	(47)
Adjusted rent	34,455	32,459	67,873	64,767
Adjusted EBITDAR	$116,978		$231,275

(a)    Represents results at closed operations and operations not at full capacity.
(b)    Costs incurred to acquire operations which are not capitalizable.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,
	2021	2020	Change	% Change

Total Facility Results:	(Dollars in thousands)
Skilled services revenue	$612,882	$556,677	$56,205	10.1%
Number of facilities at period end	209	195	14	7.2%
Number of campuses at period end*	22	21	1	4.8%
Actual patient days(4)	1,599,707	1,530,286	69,421	4.5%
Occupancy percentage — Operational beds	72.7%	73.4%		(0.7)%
Skilled mix by nursing days	30.9%	29.7%		1.2%
Skilled mix by nursing revenue	51.4%	51.4%		—%

	Three Months Ended June 30,
	2021	2020	Change	% Change

Same Facility Results(1):	(Dollars in thousands)
Skilled services revenue	$492,510	$468,023	$24,487	5.2%
Number of facilities at period end	165	165	—	—%
Number of campuses at period end*	15	15	—	—%
Actual patient days	1,264,220	1,262,224	1,996	0.2%
Occupancy percentage — Operational beds	73.9%	73.9%		—%
Skilled mix by nursing days	32.4%	31.0%		1.4%
Skilled mix by nursing revenue	53.2%	52.8%		0.4%

	Three Months Ended June 30,
	2021	2020	Change	% Change

Transitioning Facility Results(2):	(Dollars in thousands)
Skilled services revenue	$88,617	$83,356	$5,261	6.3%
Number of facilities at period end	27	27	—	—%
Number of campuses at period end*	6	6	—	—%
Actual patient days	243,576	250,988	(7,412)	(3.0)%
Occupancy percentage — Operational beds	68.4%	70.9%		(2.5)%
Skilled mix by nursing days	26.9%	24.0%		2.9%
Skilled mix by nursing revenue	46.3%	44.6%		1.7%

	Three Months Ended June 30,
	2021	2020	Change	% Change

Recently Acquired Facility Results(3):	(Dollars in thousands)
Skilled services revenue	$31,755	$5,298	$26,457	NM
Number of facilities at period end	17	3	14	NM
Number of campuses at period end*	1	—	1	NM
Actual patient days	91,911	17,074	74,837	NM
Occupancy percentage — Operational beds	68.4%	76.0%		NM
Skilled mix by nursing days	19.8%	15.9%		NM
Skilled mix by nursing revenue	37.0%	30.0%		NM
* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment. In the second quarter of 2021, we converted a campus into a skilled nursing facility.
(1)Same Facility results represent all facilities purchased prior to January 1, 2018.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2018 to December 31, 2019.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2020.

	Six Months Ended June 30,
	2021	2020	Change	% Change

Total Facility Results:	(Dollars in thousands)
Skilled services revenue	$1,213,918	$1,114,981	$98,937	8.9%
Number of facilities at period end	209	195	14	7.2%
Number of campuses at period end*	22	21	1	4.8%
Actual patient days	3,109,307	3,173,676	(64,369)	(2.0)%
Occupancy percentage — Operational beds	71.9%	76.4%		(4.5)%
Skilled mix by nursing days	32.6%	29.5%		3.1%
Skilled mix by nursing revenue	53.5%	50.8%		2.7%

	Six Months Ended June 30,
	2021	2020	Change	% Change

Same Facility Results(1):	(Dollars in thousands)
Skilled services revenue	$984,300	$944,919	$39,381	4.2%
Number of facilities at period end	165	165	—	—%
Number of campuses at period end*	15	15	—	—%
Actual patient days	2,483,913	2,634,027	(150,114)	(5.7)%
Occupancy percentage — Operational beds	73.1%	77.1%		(4.0)%
Skilled mix by nursing days	33.9%	31.0%		2.9%
Skilled mix by nursing revenue	54.9%	52.5%		2.4%

	Six Months Ended June 30,
	2021	2020	Change	% Change

Transitioning Facility Results(2):	(Dollars in thousands)
Skilled services revenue	$177,642	$162,383	$15,259	9.4%
Number of facilities at period end	27	27	—	—%
Number of campuses at period end*	6	6	—	—%
Actual patient days	479,244	514,329	(35,085)	(6.8)%
Occupancy percentage — Operational beds	67.6%	72.8%		(5.2)%
Skilled mix by nursing days	28.7%	22.3%		6.4%
Skilled mix by nursing revenue	48.8%	41.7%		7.1%

	Six Months Ended June 30,
	2021	2020	Change	% Change

Recently Acquired Facility Results(3):	(Dollars in thousands)
Skilled services revenue	$51,976	$7,679	$44,297	NM
Number of facilities at period end	17	3	14	NM
Number of campuses at period end*	1	—	1	NM
Actual patient days	146,150	25,320	120,830	NM
Occupancy percentage — Operational beds	67.8%	75.2%		NM
Skilled mix by nursing days	22.9%	16.6%		NM
Skilled mix by nursing revenue	41.9%	30.5%		NM
* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment. In the first half of 2021, we converted two campuses into two skilled nursing facilities.
(1)Same Facility results represent all facilities purchased prior to January 1, 2018.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2018 to December 31, 2019.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2020.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate(1):

	Three Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Skilled Nursing Average Daily Revenue Rates:
Medicare	$687.38	$665.84	$671.78	$639.97	$670.62	$574.22	$684.33	$661.05
Managed care	505.69	496.84	476.54	474.06	481.12	391.39	501.06	493.10
Other skilled	541.80	537.80	419.22	356.73	512.71	—	530.17	530.57
Total skilled revenue	584.52	587.36	559.34	565.08	582.65	534.44	581.11	584.08
Medicaid	248.71	236.36	238.66	223.11	242.40	236.81	246.65	234.02
Private and other payors	236.86	232.60	236.12	216.52	259.37	234.86	238.06	229.76
Total skilled nursing revenue	$356.45	$344.87	$324.54	$304.46	$311.41	$283.93	$349.00	$337.55
(1) These rates exclude additional Federal Medical Assistance Percentage (FMAP) we recognized and include sequestration reversal of 2%.
.

	Six Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Skilled Nursing Average Daily Revenue Rates:
Medicare	$689.79	$664.78	$675.46	$634.74	$702.48	$551.59	$688.12	$659.51
Managed care	505.52	485.29	480.65	456.52	436.73	401.35	500.60	481.46
Other skilled	544.03	530.55	410.61	338.52	512.75	—	531.74	522.09
Total skilled revenue	589.97	573.61	568.53	549.01	592.65	517.00	587.15	570.34
Medicaid	250.01	233.78	240.10	221.07	241.82	235.53	247.95	231.54
Private and other payors	238.07	233.28	238.89	217.76	253.90	232.05	238.98	230.38
Total skilled nursing revenue	$364.03	$339.15	$334.18	$293.79	$323.27	$281.70	$357.51	$331.33
(1) These rates exclude additional Federal Medical Assistance Percentage (FMAP) we recognized and include sequestration reversal of 2%.

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Percentage of Skilled Nursing Revenue:
Medicare	24.9%	29.5%	25.3%	29.4%	21.3%	25.2%	24.8%	29.5%
Managed care	19.5	14.8	17.2	13.9	8.8	4.8	18.6	14.6
Other skilled	8.8	8.5	3.8	1.3	6.9	—	8.0	7.3
Skilled mix	53.2	52.8	46.3	44.6	37.0	30.0	51.4	51.4
Private and other payors	6.8	7.5	7.8	8.7	8.7	13.1	7.0	7.7
Medicaid	40.0	39.7	45.9	46.7	54.3	56.9	41.6	40.9
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Percentage of Skilled Nursing Days:
Medicare	12.9%	15.3%	12.2%	14.0%	9.9%	12.5%	12.6%	15.1%
Managed care	13.7	10.3	11.7	8.9	5.7	3.4	13.0	10.0
Other skilled	5.8	5.4	3.0	1.1	4.2	—	5.3	4.6
Skilled mix	32.4	31.0	26.9	24.0	19.8	15.9	30.9	29.7
Private and other payors	10.3	11.0	10.8	12.3	10.4	15.9	10.3	11.3
Medicaid	57.3	58.0	62.3	63.7	69.8	68.2	58.8	59.0
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Six Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Percentage of Skilled Nursing Revenue:
Medicare	27.2%	27.3%	28.2%	26.8%	26.0%	25.1%	27.3%	27.2%
Managed care	19.2	16.9	17.3	13.5	7.8	5.4	18.5	16.3
Other skilled	8.5	8.3	3.3	1.4	8.1	—	7.7	7.3
Skilled mix	54.9	52.5	48.8	41.7	41.9	30.5	53.5	50.8
Private and other payors	6.4	7.5	7.4	9.6	8.0	15.7	6.5	7.9
Medicaid	38.7	40.0	43.8	48.7	50.1	53.8	40.0	41.3
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Six Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Percentage of Skilled Nursing Days:
Medicare	14.3%	13.9%	13.9%	12.4%	12.0%	12.8%	14.2%	13.7%
Managed care	13.9	11.8	12.0	8.7	5.8	3.8	13.2	11.2
Other skilled	5.7	5.3	2.8	1.2	5.1	—	5.2	4.6
Skilled mix	33.9	31.0	28.7	22.3	22.9	16.6	32.6	29.5
Private and other payors	9.7	11.0	10.4	13.0	10.2	19.1	9.8	11.4
Medicaid	56.4	58.0	60.9	64.7	66.9	64.3	57.6	59.1
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Statements of Income Data:
Segment income(a)	$90,010	$78,302	$178,941	$158,893
Depreciation and amortization	7,703	7,005	15,178	14,153
EBITDA	$97,713	$85,307	$194,119	$173,046
Adjustments to EBITDA:
Stock-based compensation expense	2,785	2,215	5,196	4,215
Adjusted EBITDA	$100,498	$87,522	$199,315	$177,261

(a)    Segment income reflects profits or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment charges from operations. General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss.

Real Estate
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by our real estate segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Rental revenue generated from third-party tenants	$3,927	$3,620	$7,904	$7,282
Rental revenue generated from Ensign affiliated operations	12,104	11,389	24,006	22,671
Total rental revenue	16,031	15,009	31,910	29,953
Segment income(a)	8,891	7,794	17,712	14,119
Depreciation and amortization	4,784	4,587	9,477	9,102
FFO(b)	$13,675	$12,381	$27,189	$23,221

(a) Segment income reflects profits or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment charges from operations. General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss.
(b) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairment of depreciable real estate assets and including depreciation and amortization related to real estate to earnings.

THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following table sets forth our service revenue by payor source and as a percentage of total service revenue for the periods indicated:

	Three Months Ended June 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$251,455	39.6%	$226,118	38.9%
Medicare	170,008	26.8	175,044	30.1
Medicaid — skilled	42,740	6.7	36,385	6.3
Total Medicaid and Medicare	464,203	73.1	437,547	75.3
Managed care	112,963	17.8	82,316	14.2
Private and other(2)	57,443	9.1	61,216	10.5
Service revenue	$634,609	100.0%	$581,079	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to FMAP for the three months ended June 30, 2021 and 2020.
(2) Private and other payors also includes revenue from all payors generated in other ancillary services for the three months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$482,813	38.4%	$450,314	38.6%
Medicare	360,311	28.6	330,628	28.3
Medicaid — skilled	82,733	6.6	72,394	6.2
Total Medicaid and Medicare	925,857	73.6	853,336	73.1
Managed care	221,308	17.6	184,345	15.8
Private and other(2)	110,720	8.8	129,349	11.1
Service revenue	$1,257,885	100.0%	$1,167,030	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to FMAP for the six months ended June 30, 2021 and 2020.
(2) Private and other payors also includes revenue from all payors generated in other ancillary services for the six months ended June 30, 2021 and 2020.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) stock-based compensation expense; (e) results of operations not at full capacity, excluding depreciation, interest and income taxes, (f) acquisition related costs, (g) gain on sale of assets, (h) costs incurred related to real estate due diligence and (i) costs incurred related to new systems implementation. Adjusted EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) stock-based compensation expense; (f) results of operations not at full capacity, excluding rent, depreciation, interest and income taxes, (g) acquisition related costs, (h) gain on sale of assets, (i) costs incurred related to real estate due diligence and (j) costs incurred related to new systems implementation. Funds from Operations (FFO) for our real estate segment consists of segment income, excluding gains or losses from sales of real estate, insurance recoveries related to real estate and impairment of depreciable real estate assets and including depreciation and amortization related to real estate to earnings. The company believes that the presentation of EBITDA, adjusted EBITDA, FFO, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The company believes disclosure of adjusted net income, adjusted net income per share, FFO, EBITDA, adjusted EBITDA and adjusted EBITDAR has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.